As filed with the Securities and Exchange Commission on March 29, 2001.
                                                      Registration No. 333-

                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM S-3
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

NORFOLK SOUTHERN CORPORATION            NORFOLK SOUTHERN CAPITAL TRUST I
(Exact name of registrant as            (Exact name of registrant as specified
 specified in its charter)               in its certificate of trust)

      VIRGINIA                                      DELAWARE
(State or other jurisdiction of           (State or other jurisdiction of
incorporation or organization)            incorporation or organization)

            52-1188014                           TO BE APPLIED FOR
(I.R.S. Employer Identification Number)  (I.R.S. Employer Identification
                                                     Number)

                           ----------------------

                           Three Commercial Place
                          Norfolk, Virginia 23510
                               (757) 629-2600
     (Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)
                           ----------------------

                             J. Gary Lane, Esq.
                        Senior Vice President - Law
                        Norfolk Southern Corporation
      Three Commercial Place, Norfolk, Virginia 23510, (757) 629-2818 (Name, address, including zip code, and telephone number, including area code, of agent for service for each registrant)

                                  Copy to:

                          Vincent J. Pisano, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                Four Times Square, New York, New York 10036
                               (212) 735-3000
                           ----------------------



Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                             -----------------


                         CALCULATION OF REGISTRATION FEE
==================================================================================

  Title of each
    class of                      Proposed maximum    Proposed maximum   Amount of
       securities  Amounts to be  offering price per aggregate offering  registration
 to be registered    registered(1)      unit(1)(2)         price(1)(2)        fee
-------------------------------------------------------------------------------------

Common Stock (includ-
ing preferred stock
purchase rights)(3)(4)

Preferred Stock(3)

Depositary Shares(3)

Debt Securities

Trust Preferred Securities
of Norfolk Southern
Capital Trust I(5)

Norfolk Southern Corpor-
ation Guarantees with respect
to Trust Preferred Securities .
(6)
======================== ============ ================ ================ ==========
      Total                                 100%        $1,000,000,000   $250,000
======================== ============ ================ ================ ==========
(1)   In United States dollars or the equivalent thereof in any other currency or currencies, currency unit or units, or composite currency or currencies. Such amount represents the aggregate offering price of any combination of the common stock, preferred stock, depositary shares, debt securities and trust preferred securities.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The aggregate public offering price of the securities registered hereby will not exceed $1,000,000,000.

(3)   Also includes such indeterminate number of shares of common stock
      (including preferred stock purchase rights), preferred stock and depositary shares as may be issued upon conversion of or in exchange for any debt securities, preferred stock, depositary shares or trust preferred securities registered hereunder that provide for conversion or exchange into other securities. No separate consideration will be received for the common stock, preferred stock or depositary shares issuable upon conversion of or in exchange for debt securities, preferred stock, depositary shares or trust preferred securities.

(4) Commencing on October 16, 2000, attached to each share of common stock is one right to purchase 1/1000th of a share of Norfolk
      Southern Corporation's Series A Junior Participating Preferred Stock, issued under Norfolk Southern Corporation's shareholder rights agreement.

(5)   Subordinated debt securities may be purchased by Norfolk Southern
      Capital Trust I with the proceeds of the sale of the trust preferred securities of Norfolk Southern Capital Trust I, together with the proceeds received from Norfolk Southern Corporation for the common securities to be issued by Norfolk Southern Capital Trust I to Norfolk Southern Corporation. No separate consideration will be received for such subordinated debt securities. Such subordinated debt securities may later be distributed for no additional consideration to the holders of trust preferred securities of Norfolk
      Southern Capital Trust I upon certain events described in the Declaration of Trust of Norfolk Southern Capital Trust I.

(6)   Norfolk Southern Corporation is also registering pursuant to this registration statement its guarantees and other obligations that it may have with respect to trust preferred securities issued by Norfolk
      Southern Capital Trust I. Pursuant to Rule 457(n) under the
      Securities Act of 1933, as amended, no separate consideration will be received for any such guarantee or any other such obligations.
                            ----------------------

      THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NEITHER NORFOLK SOUTHERN CORPORATION NOR NORFOLK SOUTHERN CAPITAL TRUST I, AS APPLICABLE, MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED MARCH 29, 2001

PROSPECTUS


$1,000,000,000

NORFOLK SOUTHERN CORPORATION
Common Stock, Preferred Stock, Depositary Shares and Debt Securities

NORFOLK SOUTHERN CAPITAL TRUST I
Trust Preferred Securities (fully and unconditionally guaranteed on a subordinated basis, as described herein, by Norfolk Southern Corporation)

      The following are types of securities that Norfolk Southern
Corporation (the "Company," "Norfolk Southern," "us" or "we") may offer and sell from time to time in one or more offerings under this prospectus:

     o      common stock
     o      preferred stock
     o      depositary shares
     o      debt securities

      In addition, Norfolk Southern, in conjunction with its newly created trust subsidiary Norfolk Southern Capital Trust I (the "Trust"), may offer and sell:

     o      trust preferred securities and related guarantees

      The total offering price of these securities, in the aggregate, will not exceed $1,000,000,000. Norfolk Southern and/or the Trust may offer these securities separately or as units which may include other securities. Norfolk Southern and/or the Trust will provide the specific terms of any securities actually offered for sale in one or more supplements to this prospectus. You should read this prospectus and the supplements carefully before you decide to invest in any of these securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

               The date of this prospectus is         , 2001.



                               TABLE OF CONTENTS

                                                                          Page


About this Prospectus........................................................8
Where You Can Find More Information..........................................9
Incorporation by Reference...................................................9
Certain Forward-Looking Statements..........................................10
Norfolk Southern Corporation................................................10
Norfolk Southern Capital Trust I............................................11
Use of Proceeds.............................................................14
Ratio of Earnings to Fixed Charges..........................................14
The Securities We May Offer.................................................14
Description of Capital Stock................................................15
Description of the Depositary Shares........................................18
Description of Debt Securities..............................................22
Description of the Trust Preferred Securities...............................27
Description of the Trust Preferred Securities Guarantees....................30
Effect of Obligations under the Trust Preferred Securities Guarantee and the Subordinated Debt Securities..................................34
Plan of Distribution........................................................35
Legal Opinions..............................................................37
Experts.....................................................................37



                           ABOUT THIS PROSPECTUS

      This prospectus is part of a "shelf" registration statement that we and the Trust have filed jointly with the Securities and Exchange Commission ("SEC"). By using a shelf registration statement, we and/or the Trust may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $1,000,000,000. For further information about the Company's business, the Trust and the securities, you should refer to this registration statement and its exhibits. The exhibits to the registration statement and the documents incorporated by reference in the registration statement contain the full text of certain contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities that we and/or the Trust may offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

      No separate financial statements of the Trust are included in this prospectus. The Company and the Trust do not consider that such financial statements would be material to holders of the trust preferred securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets certain subordinated debt securities (as more fully described below under the heading "Norfolk Southern Capital Trust I") of the Company and issuing the trust preferred securities and the Trust's common securities.

      Furthermore, taken together, the Company's obligations under

     o the series of subordinated debt securities issued by the Company in connection with an issuance of trust preferred securities by the Trust,
     o the indenture under which those subordinated debt securities will be issued,
     o      the Declaration (as defined below) and
     o      the trust preferred securities guarantee

provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. For a more detailed discussion see "Norfolk Southern Capital Trust I," "Description of the Trust Preferred Securities," "Description of the Debt Securities," "Description of the Trust Preferred Securities Guarantees" and "Effect of Obligations under the Trust Preferred Securities Guarantee and the Subordinated Debt Securities." In addition, the Company does not expect that the Trust will be filing reports with the SEC under the Securities Exchange Act of 1934.

      This prospectus provides you with only a general description of the securities that we and/or the Trust may offer. Each time we and/or the Trust sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

                           ----------------------

      You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. Neither we nor the Trust has authorized anyone to provide you with different information. If anyone does provide you with different or inconsistent information, you should not rely on it. Neither we nor the Trust will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.


                    WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 5000 West Madison Street (Suite
1400), Chicago, Illinois 60601. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Our common stock is listed and traded on the New York Stock Exchange (the "NYSE"). You may also inspect the information we file with the SEC at the NYSE, 20 Broad Street, New York, New York 10005.


                         INCORPORATION BY REFERENCE

      The SEC allows us to "incorporate by reference" the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with the SEC after the date of this prospectus automatically will update and supersede information contained in this prospectus.

      We incorporate by reference the following documents that we have filed with the SEC:

     o Annual Report on Form 10-K for the year ended December 31, 2000;

     o Current Reports on Form 8-K, dated January 23, 2001, January 26, 2001, February 6, 2001 and February 6, 2001;

     o Registration Statement on Form 8-B, dated April 23, 1982, describing our common stock, including any amendments or reports filed for the purpose of updating such description; and

     o Registration Statement on Form 8-A, dated September 26, 2000, describing our preferred stock purchase rights plan, including any amendments or reports filed for the purpose of updating such description.

      We also incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of the offering of the securities under this prospectus.

      You may request a copy of any filings referred to above (including exhibits), at no cost, by contacting us at the following address: Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219,
Attention: Corporate Secretary, telephone number: (757) 629-2680.


                     CERTAIN FORWARD-LOOKING STATEMENTS

      This prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to Norfolk Southern that is based on the beliefs of management as well as assumptions made by, and information currently available to, the management of Norfolk Southern. When used in this prospectus or any prospectus supplement, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Norfolk Southern or the management of Norfolk Southern, identify forward-looking statements. Such statements, which include, without limitation, the matters set forth herein or in any prospectus supplement under the caption "Norfolk Southern Corporation," reflect the views of the Company with respect to future events over which the Company has no or incomplete control. In addition, realization of the expected outcomes is subject to certain risks. These forward-looking statements also are subject to uncertainties and assumptions relating to the operations and results of operations of Norfolk Southern. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein, or in any prospectus supplement, as anticipated, believed, estimated, expected, intended (or words of similar import).


                        NORFOLK SOUTHERN CORPORATION

      Norfolk Southern, a Virginia-based holding company, was incorporated on July 23, 1980 under the laws of the Commonwealth of Virginia. In 1982, Norfolk Southern acquired control of Southern Railway Company ("Southern") and Norfolk and Western Railway Company ("NW"). Effective December 31, 1990, Southern changed its name to Norfolk Southern Railway Company ("NSR"), and Norfolk Southern transferred all common stock of NW to NSR (making NW a wholly owned subsidiary of NSR). Effective September 1, 1998, NW was merged with and into NSR. NSR, with its consolidated subsidiaries, primarily engages in the transportation of freight by rail in a single interterritorial system that extends over approximately 21,800 miles of road in 22 states, in the District of Columbia and in the Province of Ontario, Canada. Norfolk Southern's noncarrier subsidiaries engage principally in telecommunications, the acquisition and subsequent leasing of coal, oil, gas and timberlands, the development of commercial real estate and the leasing or sale of rail property and equipment.

      As more particularly detailed in the various filings we have incorporated by reference herein, Norfolk Southern and CSX Corporation ("CSX") secured the approval of the Surface Transportation Board, successor to the Interstate Commerce Commission, to own and control Conrail Inc. ("Conrail"), the principal subsidiary of which is Consolidated Rail Corporation ("CRC"), a common carrier that offers rail transportation services in the Northeast. Through a jointly owned entity, Norfolk Southern and CSX own the stock of Conrail. On June 1, 1999, Norfolk Southern and CSX, through their respective railroad subsidiaries, began operating separate portions of Conrail's rail routes and assets. Substantially all such assets are owned by two wholly owned subsidiaries of CRC; one of those subsidiaries, Pennsylvania Lines LLC ("PRR"), has entered into various operating and leasing arrangements with NSR. Certain rail assets still are owned by CRC, which operates them for the joint and exclusive benefit of and use by NSR and the rail subsidiary of CSX.

      Our executive offices are located at Three Commercial Place, Norfolk, Virginia 23510-2191, and our telephone number is (757) 629-2600. Unless the context indicates otherwise, references to "Norfolk Southern" or the "Company" are references to Norfolk Southern Corporation and its consolidated subsidiaries.


                      NORFOLK SOUTHERN CAPITAL TRUST I

      The Trust is a statutory business trust created under Delaware law pursuant to:

     o the declaration of trust executed by the Company, as sponsor of the Trust and

     o a certificate of trust filed with the Delaware Secretary of State.

      The declaration of trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part.

      The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

      The Trust may offer to the public, from time to time, trust preferred securities representing preferred beneficial interests in itself.

      The Trust exists for the exclusive purposes of:

     o issuing and selling its common securities and trust preferred securities,

     o using the proceeds from the sale of those common securities and trust preferred securities to acquire a series of subordinated debt securities issued by the Company and

     o engaging in only those other activities necessary or incidental to the above activities (such as registering the transfer of the common securities and the trust preferred securities).

      The Trust will sell common securities representing undivided beneficial ownership interests in itself to the Company and trust preferred securities representing undivided beneficial ownership interests in itself to the public.

      When the Trust sells its trust preferred securities to the public it will use the money it receives, together with the money it receives from the sale of its common securities, to buy a series of the Company's subordinated debt securities. The payment terms of those subordinated debt securities will be virtually the same as the terms of the Trust's trust preferred securities.

      The Trust will own only the applicable series of subordinated debt securities it purchases from the Company with the money it receives from the sale of its common securities and trust preferred securities. The only source of funds for the Trust will be the payments it receives from the Company on those subordinated debt securities. The Trust will use those funds to make cash payments to holders of the trust preferred securities.

      The Trust will also have the right to be reimbursed by the Company for certain expenses.

      All of the common securities of the Trust will be owned by the Company. The common securities of the Trust will rank equally, and payments will be made on such securities pro rata, with the trust preferred securities of the Trust, except that upon the occurrence and continuance of an event of default under the Declaration resulting from an event of default under the subordinated indenture, the rights of the Company, as holder of the common securities, to payment in respect of distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the trust preferred securities. See "Description of the Trust Preferred Securities." The Company will acquire common securities in an aggregate liquidation amount equal to not less than 3% of the total capital of the Trust.

      The prospectus supplement relating to any trust preferred securities will contain the details of the cash distributions to be made periodically to the holders of the trust preferred securities.

      Under certain circumstances, the Company may redeem the subordinated debt securities which it sold to the Trust. If the Company does this, the Trust will redeem a like amount of the trust preferred securities which it sold to the public and the common securities which it sold to the Company.

      Under certain circumstances the Company may terminate the Trust and cause the subordinated debt securities sold to the Trust to be distributed to the holders of the related trust preferred securities. If this happens, owners of those trust preferred securities will no longer have any interest in the Trust and will only own the subordinated debt securities.

      Unless otherwise specified in the applicable prospectus supplement:

     o The Trust will have a term of approximately 40 years from the date it issues its common securities and trust preferred securities, but may terminate earlier as provided in the Declaration.

     o The Trust's business and affairs will be conducted by its trustees.

     o The trustees will be appointed by the Company as holder of the Trust's common securities.

     o The duties and obligations of the trustees are governed by the Declaration.

     o The trustees will be U.S. Bank Trust National Association, as the institutional trustee and as the Delaware trustee, and one or more regular trustees who are employees or officers of or affiliated with the Company. The institutional trustee will act as sole indenture trustee under the Declaration for purposes of compliance with the Trust Indenture Act. The institutional trustee will also act as trustee under the guarantees and the subordinated indenture. See "Description of the Trust Preferred Securities Guarantees" and "Description of Debt Securities."

     o The Company will pay all fees and expenses related to the Trust and the offering of the trust preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust.

     o No amendment or modification may be made to the Declaration which would adversely affect the rights or preferences of the common securities and trust preferred securities without the approval of the majority in liquidation amount of the common securities and trust preferred securities (which may be only the trust preferred securities or common securities of such trust if only that class is affected).

      The principal executive office of the Trust is Three Commercial Place, Norfolk, Virginia 23510 and its telephone number is (757) 629-2600.

                              USE OF PROCEEDS

      Unless the accompanying prospectus supplement indicates otherwise, we expect to use the net proceeds we receive from any offering of these securities for our general corporate purposes, including the redemption and refinancing of outstanding indebtedness, acquisitions, increasing our working capital and other business opportunities.

                     RATIO OF EARNINGS TO FIXED CHARGES

      For purposes of computing each ratio of earnings to fixed charges, "earnings" represents income before income taxes, plus interest expenses (including a portion of rental expenses representing an interest factor) and subsidiaries' preferred dividend requirements, less the equity in undistributed earnings of 20%-49% owned companies, net of dividends. "Fixed charges" represents interest expenses (including a portion of rental expense representing an interest factor) plus capitalized interest and subsidiaries' preferred dividend requirements on a pretax basis.

      The following table sets forth the ratio of earnings to fixed charges for each period indicated:


                                           Year Ended December 31
                             --------------------------------------------------
                             2000(1)       1999       1998       1997      1996
                             -------       ----       ----       ----      ----

Ratio of earnings to fixed
charges                        1.40        1.53       2.39       2.99      6.84

-----------------

(1) Year 2000 pretax earnings included $165 million of workforce reduction costs, which reduced net income by $101 million. These costs included pension expense associated with early retirement programs, costs for voluntary separation programs and protective benefits related to other actions taken to reduce the workforce. Excluding the effects of these costs, the 2000 ratio of earnings to fixed charges would have been 1.62.


                        THE SECURITIES WE MAY OFFER

      We may sell from time to time, in one or more offerings, common stock, preferred stock, depositary shares and debt securities and/or the Trust may sell from time to time, in one or more offerings, one series of trust preferred securities (fully and unconditionally guaranteed on a subordinated basis by the Company) in a dollar amount that does not exceed $1,000,000,000. This prospectus contains only a summary of the securities we may offer. The specific terms of any securities actually offered for sale, together with the terms of that offering, the initial price and the net proceeds to the Company and/or the Trust from the sale of such securities, will be set forth in an accompanying prospectus supplement. That prospectus supplement also will contain information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.


                         DESCRIPTION OF CAPITAL STOCK

      The following summary of our common stock and preferred stock is not meant to be a complete description. For more information, you also should refer to our Restated Articles of Incorporation (the "Articles of Incorporation"), our Bylaws (the "Bylaws"), the Virginia Stock Corporation Act (the "Virginia Act") and the Rights Agreement (the "Rights Agreement"), dated as of September 26, 2000, between Norfolk Southern and The Bank of New York. Under the Articles of Incorporation, our authorized capital stock consists of 1,350,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, without par value. We will describe the specific terms of any common stock or preferred stock we may offer in a prospectus supplement. The specific terms we describe in a prospectus supplement may differ from the terms we describe below.

Common Stock

      As of February 28, 2001, Norfolk Southern had 384,491,145 shares of common stock issued and outstanding. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on the books of the Company. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock (of which there currently is none), the persons who hold 50% or more of the outstanding common stock entitled to elect members of the board of directors (the "Board"), can elect all of the directors who are up for election in a particular year.

      If the Board declares a dividend, common stockholders will receive payments from the funds of Norfolk Southern that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is issued. If Norfolk Southern is dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay (i) our liabilities and (ii) any amounts we may owe to the persons who hold our preferred stock, if any is issued. Common stockholders do not have preemptive rights, and they have no right to convert their common stock into any other securities. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

      The transfer agent and registrar for our common stock is The Bank of New York.

Preferred Stock

      No shares of preferred stock are issued or outstanding. However, 600,000 shares of preferred stock designated as "Series A Junior Participating Preferred Stock" are authorized and reserved for issuance in connection with the Rights Agreement described below. Our Articles of Incorporation authorize the Board to issue preferred stock in one or more series and to determine the liquidation preferences, voting rights, dividend rights, conversion rights and redemption rights of each such series. The ability of the Board to issue and set the terms of preferred stock could make it more difficult for a third person to acquire control of Norfolk Southern. The Board has the authority to fix the following terms of any series of preferred stock, each of which will be set forth in the related prospectus supplement:

     o      the designation of the series;
     o      the number of shares offered;
     o      the initial offering price;
     o the dividend rate, the dividend periods, the dates payable and whether dividends will be cumulative or noncumulative;
     o      the voting rights;
     o      any redemption or sinking fund provisions;
     o      any conversion or exchange provisions;
     o      whether the shares will be listed on a securities exchange;
     o the liquidation preference, and other rights that arise upon the liquidation, dissolution or winding-up of Norfolk Southern; and
     o any other rights, preferences and limitations that pertain to the series.

      Norfolk Southern will designate the transfer agent and registrar for each series of preferred stock in the prospectus supplement.

Rights to Purchase Series A Junior Participating Preferred Stock

      On September 26, 2000, the Board adopted the Rights Agreement and declared a dividend of one right for each share of common stock outstanding as of October 16, 2000. Each right entitles the holder to purchase one one-thousandth (1/1000th) of a share of a new series of preferred stock of the Company designated as "Series A Junior Participating Preferred Stock" at an exercise price of $85.00. Rights are only exercisable (under certain circumstances specified in the Rights Agreement) when there has been a distribution of the rights (and such rights are no longer redeemable by the Company). A distribution of the rights would occur upon the earlier of: (i) 10 business days (or such later date as the Board shall determine) following a public announcement that any person or group has acquired beneficial ownership of 15% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by the Company or through inadvertence by certain institutional stockholders or (ii) 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in any person or group acquiring beneficial ownership of 15% or more of the outstanding shares of common stock.

      The rights will expire at 5:00 P.M. (New York City time) on September 26, 2010, unless such date is extended or the rights are earlier redeemed or exchanged by the Company. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, no right to vote or to receive dividends.

      If any person or group acquires 15% or more of the Company's outstanding common stock, the "flip-in" provision of the rights will be triggered and the rights will entitle a holder (other than such person or any member of such group, as such rights will be null and void) to acquire a number of additional shares of the Company's common stock having a market value of twice the exercise price of each right. In the event the Company is involved in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value at that time of twice the rights' exercise price.

      Any of the provisions of the Rights Agreement may be amended by the Board prior to the distribution of the rights. After such distribution, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights or to shorten or lengthen any time period under the Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the rights are not redeemable.

      The existence of the Rights Agreement and the rights is intended to deter coercive or partial offers which will not provide fair value to all stockholders and to enhance the Board's ability to represent all stockholders and thereby maximize stockholder value.

Certain Provisions of Our Articles of Incorporation

      Our Articles of Incorporation contain certain provisions that, in effect, may delay, deter or prevent a third person from acquiring control of Norfolk Southern. Under the Articles of Incorporation, the Board consists of three classes of directors; each class serves a staggered three-year term, and each such term ends in a successive year. This provision may make it more difficult for a third person to acquire control of Norfolk Southern since it normally would require two annual stockholders' meetings in order for a potential acquiror to elect a majority of the directors. Because it may take a relatively long period of time for potential acquirors to obtain control, they may be less likely to initiate a proxy contest to elect directors or purchase a substantial block of Norfolk Southern's common stock. These provisions, together with certain terms of preferred stock noted above, could cause our common stock to trade at a lower price than if these provisions did not exist.

Certain Provisions of the Virginia Stock Corporation Act

      The Virginia Act contains certain anti-takeover provisions regarding, among other things, affiliated transactions and control share acquisitions. In general, the Virginia Act's affiliated transactions provisions prevent a Virginia corporation from engaging in an "affiliated transaction" (as defined in the Virginia Act) with an "interested shareholder" (generally defined as a person owning more than 10% of any class of voting securities of the corporation) unless approved by a majority of the "disinterested directors" (as defined in the Virginia Act) and the holders of at least two thirds of the outstanding voting stock not owned by the interested shareholder, subject to certain exceptions.

      Under the control share acquisition provisions of the Virginia Act, shares acquired in a "control share acquisition," generally defined as transactions that increase the voting strength of the person acquiring such shares above certain thresholds in elections of directors generally, have no voting rights unless they are granted by a majority of the outstanding voting stock not owned by such acquiring person or by an employee-director of the company. If such voting rights are granted and the acquiring person controls 50% or more of the voting power, all shareholders, other than the acquiring person, are entitled to receive "fair value" (as defined in the Virginia Act) for their shares. If such voting rights are not granted, the corporation may, if authorized by its articles of incorporation or bylaws, purchase the acquiring person's shares at their cost to the acquiring person. A Virginia corporation has the right to "opt out" of the control share acquisition statute. Although Norfolk Southern has not done so, its Board at any time and without stockholder approval could "opt out" of the statute.


                    DESCRIPTION OF THE DEPOSITARY SHARES

      Norfolk Southern may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, Norfolk Southern will issue receipts for these "depositary shares," each of which will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to the rights and preferences of the preferred stock, including any dividend, voting, redemption, conversion and liquidation rights. Norfolk Southern will enter into an agreement (the "Deposit Agreement") with a depositary, which will be named in the related prospectus supplement, and with the holders of the "depositary receipts" that represent the depositary shares.

      The following summary of the depositary shares is not meant to be complete. For more information, you should refer to the Deposit Agreement, to the depositary receipts and the certificate of designation of the series of preferred stock that underlies that series of depositary shares and to the related prospectus supplement. A form of Deposit Agreement, depositary receipt and certificate of designation will be filed as exhibits to, or incorporated by reference into, the registration statement before we issue depositary receipts.

General

      In order to issue depositary shares, Norfolk Southern will issue preferred stock, and immediately deposit these shares with the depositary. The depositary then will issue and deliver depositary receipts to the persons who purchase depositary shares. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each may evidence any number of whole depositary shares.

Dividends and Other Distributions

      The depositary will distribute all cash and non-cash distributions it receives, with respect to the underlying preferred stock, to the record holders of depositary shares in proportion to the number of depositary shares they hold. In the case of non-cash distributions, the depositary may determine that the distribution cannot be made proportionately or that it may not be feasible to make the distribution. If so, the depositary will, with our approval, adopt a method it deems equitable and practicable to effect the distribution, including the sale (public or private) of the securities or other non-cash property it receives in the distribution at a place and on terms it deems proper. Norfolk Southern or the depositary may reduce the amount it distributes in order to pay taxes or other governmental charges.

Redemption of Depositary Shares

      If Norfolk Southern redeems the series of preferred stock that underlies the depositary shares, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that Norfolk Southern redeemed. The redemption price per depositary share will be in proportion to the redemption price per share that Norfolk Southern paid for the underlying preferred stock. If Norfolk Southern redeems less than all the depositary shares, the depositary will select by lot, or by some substantially equivalent method, which depositary shares to redeem.

      After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except the right to receive money or other property they are entitled to receive upon the redemption. In order to redeem their depositary shares, holders will surrender their depositary receipts to the depositary. If Norfolk Southern deposits funds with the depositary to redeem depositary shares, and the holders fail to redeem their receipts, the money will be returned to Norfolk Southern within two years from the date the funds are deposited.

Voting the Preferred Stock

      When Norfolk Southern notifies the depositary about any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information to the record holders of depositary shares related to that preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the related preferred stock) will be entitled to instruct the depositary how to vote the shares of preferred stock represented by that holder's depositary shares. The depositary will try to vote the preferred stock represented by the depositary shares in accordance with these instructions, provided the depositary receives these instructions sufficiently in advance of the meeting. Norfolk Southern will take all reasonable action necessary to provide the depositary with sufficient notice of any meeting. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

Withdrawal of Preferred Stock

      When a holder surrenders depositary receipts at the corporate trust office of the depositary, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by their depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder cannot "re-deposit" these shares of preferred stock with the depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

Amendment and Termination of the Deposit Agreement

      Norfolk Southern and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the Deposit Agreement. However, if an amendment has a material adverse affect on the rights of the holders of related depositary shares, it must first be approved by the holders of at least a majority of these depositary shares then outstanding. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended Deposit Agreement. However, subject to any conditions in the Deposit Agreement or applicable law, no amendment can impair the right of any holder of a depositary share to receive shares of the related preferred stock, and any money or other property represented by the depositary shares, upon surrender the depositary receipts that represent their depositary shares.

      Norfolk Southern can terminate the Deposit Agreement at any time, as long as it provides at least 60 days' prior written notice to the depositary. If Norfolk Southern terminates the Deposit Agreement, then within 30 days from the date the depositary receives notice, the depositary will deliver whole or fractional shares of the related preferred stock to the holders of depositary shares, when they surrender their depositary receipts. The Deposit Agreement will terminate automatically after all outstanding depositary shares have been redeemed, or, in connection with any liquidation, dissolution or winding up of Norfolk Southern, after the final distribution of Norfolk Southern's assets has been made to the holders of the related series of preferred stock and, in turn, to the holders of depositary shares.

Charges of Depositary

      Norfolk Southern will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. Norfolk Southern also will pay all transfer and other taxes and the government charges that arise solely from the existence of the depositary arrangements. However, holders of depositary shares will have to pay all other transfer and other taxes and government charges, as provided in the Deposit Agreement.

Resignation and Removal of Depositary

      The depositary may resign, at any time, by delivering written notice of its decision to Norfolk Southern. We may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary. Norfolk Southern must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal, and the successor depositary must be a bank or trust corporation that has its principal office in the United States, and has a combined capital and surplus of at least $50,000,000.

Miscellaneous

      Norfolk Southern will be required to furnish certain information to the holders of the preferred stock. The depositary, as the holder of the underlying preferred stock, will forward any reports or information it receives from Norfolk Southern to the holders of depositary shares.

      Neither the depositary nor Norfolk Southern will be liable if its ability to perform its obligations under the Deposit Agreement is prevented or delayed by law or any circumstance beyond its control. Both Norfolk Southern and the depositary will be obligated to use their best judgment and to act in good faith in performing their duties under the Deposit Agreement. Each of Norfolk Southern and the depositary will be liable for gross negligence and willful misconduct in the performance of its duties under the Deposit Agreement. They will not be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless they receive what they, in their sole discretion, determine to be a satisfactory indemnity. Norfolk Southern and the depositary may rely on the advice of legal counsel (including in-house counsel) or accountants of their choice. They may also rely on information provided by persons they believe, in good faith, to be competent, and on documents they believe, in good faith, to be genuine.

      The depositary's corporate trust office will be identified in the related prospectus supplement. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if Norfolk Southern redeems shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.


                       DESCRIPTION OF DEBT SECURITIES

      The following description sets forth certain general terms and provisions of the debt securities. The particular terms of each series of debt securities we may offer will be described in the related prospectus supplement. Any senior debt securities will be issued under a senior indenture, dated as of January 15, 1991, between the Company and U.S. Bank Trust National Association, formerly known as First Trust of New York, National Association, as successor trustee. Any subordinated debt securities will be issued under a subordinated indenture between the Company and U.S. Bank Trust National Association, as trustee. The senior indenture and the subordinated indenture are sometimes referred to collectively as the "indentures," and the indenture trustee under each indenture are sometimes referred to collectively as the "indenture trustees."

      The following summary of certain provisions of the indentures and the debt securities is not meant to be complete. For more information, you should refer to the full text of the indentures and the debt securities, including the definitions of certain terms not defined herein, and the related prospectus supplement. The senior indenture and a form of subordinated indenture have been incorporated by reference as exhibits to this registration statement, and any supplements to either of the indentures, will be filed as exhibits to, or incorporated by reference into, the registration statement before we issue debt securities.

General

      The indentures do not limit the aggregate principal amount of debt securities Norfolk Southern may issue. Unless otherwise specified in a prospectus supplement,

     o      debt securities will be unsecured obligations of Norfolk
            Southern;

     o senior debt securities will rank equally with all other unsecured and unsubordinated indebtedness of Norfolk Southern; and

     o subordinated debt securities will be subordinate, in right of payment, to all senior indebtedness (as defined in the applicable subordinated indenture).

      A prospectus supplement will describe the following terms of any series of debt securities we may offer:

     o      the title;

     o      any limit on the amount that may be issued;

     o      the date(s) of maturity;

     o the rate(s) of interest, if any, or the method of calculation, the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record dates for interest payment dates or the method for determining such date(s);

     o      the covenants applicable to the debt securities;

     o      any mandatory or optional sinking fund or analogous provisions;

     o the date(s), if any, on which, and the price(s) at which Norfolk Southern is obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at a holder's option to purchase, such series of debt securities and other related terms and provisions;

     o the applicability of any provisions described under "Satisfaction and Discharge of Indenture" in the indentures;

     o the index used to determine any payments to be made on the debt securities;

     o the currency or currencies of any payments to be made on the debt securities;

     o whether or not the debt securities will be issued in global form, their terms and the depositary;

     o the terms upon which a global note may be exchanged in whole or in part for other debt securities; and

     o      any other terms of the series of debt securities.

Conversion or Exchange of Debt Securities

      The prospectus supplement will set forth the terms on which a series of debt securities may be converted into or exchanged for other securities of Norfolk Southern. These terms will include whether conversion or exchange is mandatory, or is at the option of the holder or of Norfolk Southern. We also will describe how we will calculate the number of securities that holders of debt securities would receive if they convert or exchange their debt securities.

Events of Default

      Under the indentures, an "event of default" includes the following:

     o      failure to pay any principal or premium, if any, when due;

     o failure to pay any interest when due, and this failure continues for 30 days and the time for payment has not been extended or deferred;

     o      failure to pay any sinking fund installment when due;

     o failure to perform any covenant in the indenture, and the failure continues for 90 days;

     o acceleration of any indebtedness of Norfolk Southern (or any "significant subsidiary" of Norfolk Southern, as defined in the federal securities laws) in an aggregate principal amount that exceeds $30,000,000; and

     o      certain events of bankruptcy, insolvency or reorganization.

      If an event of default occurs and is continuing, either the indenture trustee or the holders of at least 25%, in aggregate principal amount, of the outstanding debt securities affected by the default, may notify Norfolk Southern (and the indenture trustee, if notice is given by the holders) and declare that the unpaid principal, premium, and accrued interest, if any, is due and payable immediately. However, under certain circumstances, the holders of a majority in aggregate principal amount of outstanding debt securities may be able to rescind and annul this declaration for accelerated payment. Norfolk Southern will furnish the indenture trustee with an annual statement that describes how Norfolk Southern has performed its obligations under the indenture, and that specifies any defaults that may have occurred.

Subordination of Subordinated Debt Securities

      The terms of a series of subordinated debt securities will be set forth in the subordinated indenture and the related prospectus supplement. The subordinated debt securities will be unsecured obligations of Norfolk Southern and will be subordinate in right of payment to certain other indebtedness of Norfolk Southern. Unless otherwise indicated in the related prospectus supplement, the subordinated indenture does not contain any restrictions on the amount of senior or other subordinated indebtedness that Norfolk Southern may incur.

      The subordinated debt securities will be subordinate only to senior debt securities and secured debt. In the event of the bankruptcy or insolvency of Norfolk Southern before or after maturity of the subordinated debt securities, unsecured creditors who do not hold senior debt securities will rank equally with the holders of the subordinated debt securities in priority of payment. However, federal bankruptcy courts have broad equity powers. A bankruptcy court may, among other things, reclassify subordinated debt securities into a class of claims with a different relative priority than other claims against the Company.

      In the event subordinated debt securities are issued to the Trust or a trustee of the Trust in connection with the issuance of common securities and trust preferred securities by the Trust, those subordinated debt securities subsequently may be distributed pro rata to the holders of the common securities and trust preferred securities in connection with the dissolution of the Trust, as described in the prospectus supplement relating to the trust preferred securities. Only one series of subordinated debt securities will be issued to the Trust or a trustee of the Trust in connection with the issuance of common securities and trust preferred securities by the Trust.

Satisfaction and Discharge of Indentures

      Norfolk Southern may terminate its obligations with respect to a series of debt securities under the indentures if:

     o all the outstanding debt securities have been delivered to the indenture trustee for cancellation;

     o Norfolk Southern has paid all sums it is required to pay under the respective indentures; or

     o Norfolk Southern deposits with the indenture trustee sufficient funds, or the equivalent thereof, to cover payments due under the indentures.

      As a condition to defeasance, Norfolk Southern must deliver to the indenture trustee an opinion of counsel to the effect that (i) the holders will not recognize gain or loss on such debt securities for federal income tax purposes solely as a result of Norfolk Southern's defeasance, and (ii) the holders will be subject to federal income tax in the same amounts and at the same times as would have been the case if Norfolk Southern's defeasance had not occurred. In the event of defeasance, holders of debt securities must look to the funds Norfolk Southern has deposited with the indenture trustee to cover payments due under the indentures.

Modification and Waiver

      Norfolk Southern and the indenture trustee may modify or amend the indentures by obtaining the written consent of the individuals who hold at least a majority, in aggregate principal amount, of the outstanding debt securities of each series that is affected. However, certain changes can be made only with the consent of each holder of an outstanding series of debt securities. For example, each holder must consent to changes in:

     o      the stated maturity date;
     o      the principal, premium, or interest payments, if any;
     o      the place or currency of any payment;
     o      the rights of holders to enforce payment;
     o the percentage of outstanding debt securities of any series, if the consent of the holders of those debt securities is needed to modify, amend or waive certain provisions of the indenture;
     o      the conversion provisions of any convertible debt security; or
     o      the subordination provisions.

      The holders of a majority, in aggregate principal amount, of the outstanding debt securities of any series can consent, on behalf of the holders of the entire series, to waive certain provisions of the indentures. In addition, these holders also can consent to waive any past default under the indentures, except:

     o      a default in any payments due; and
     o a default on an indenture provision that can be modified or amended only with the consent of each holder of an outstanding debt security.

Consolidation, Merger and Sale of Assets

      Norfolk Southern cannot merge with, or sell, transfer or lease substantially all of its assets to, another corporation, without the consent of the holders of a majority, in aggregate principal amount, of the outstanding debt securities under the indentures, unless:

     o the successor corporation is organized and existing under the laws of the United States and assumes Norfolk Southern's obligations under the respective indenture;
     o after giving effect to the transaction, no event of default (and no event which, after notice or lapse of time, would become an event of default) will have occurred and be continuing; and
     o the successor corporation executes a supplemental indenture that assumes the obligations of the related indenture, satisfies the indenture trustees, and provides the necessary opinions and certificates.

      Since Norfolk Southern is a holding company, if one of its subsidiaries distributes its assets as a result of a liquidation or recapitalization of that subsidiary, the rights of Norfolk Southern, of Norfolk Southern's creditors and of the holders of debt securities to participate in the subsidiary's distribution of assets will be subject to the prior claims of that subsidiary's creditors, except to the extent that Norfolk Southern itself may be a creditor with prior claims enforceable against its subsidiary.

Form, Exchange and Transfer

      Unless otherwise indicated in a prospectus supplement, the debt securities of each series will be issued only in fully registered form, without coupons, and in denominations of $100,000 and integral multiples of $1,000 thereof. At the option of the holder, subject to the terms of the indentures and the limitations on global securities described in a prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount. Holders can exchange or register the transfer of their debt securities, in the manner prescribed by Norfolk Southern or the indenture trustee, at the office of Norfolk Southern's security registrar or transfer agent which Norfolk Southern will designate in the related prospectus supplement. Unless the debt securities provide otherwise, there is no service charge to exchange or register the transfer of debt securities. However, Norfolk Southern may require holders to pay any taxes or other governmental charges. Norfolk Southern can designate additional transfer agents, terminate any transfer agent, or change the office through which a transfer agent acts, but Norfolk Southern must maintain a transfer agent in each place, as described in the related prospectus supplement, where debt securities payments are made.

Concerning the Indenture Trustee

      Unless the related prospectus supplement indicates otherwise, U.S. Bank Trust National Association will be the indenture trustee under each of the indentures, and will act as the security registrar and paying agent for the Company's debt securities.

      The holders of a majority, in aggregate principal amount, of the debt securities of any series will have the right to direct the time, method and place to conduct any proceeding to exercise any remedy available to the indenture trustee, subject to certain exceptions. The indentures provide that if an event of default occurs (and is not cured) with respect to a series of debt securities, the indenture trustee will be required, in the exercise of its power, to use the same degree of care a prudent person would use in the conduct of that person's own affairs. Subject to this standard, the indenture trustee is not obligated to exercise any of its powers under the indentures at the request of a debt securities holder, unless the holder offers to indemnify the indenture trustee against any loss, liability or expense, and then only to the extent required by the terms of the applicable indenture.

Governing Law

      The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act shall be applicable.


               DESCRIPTION OF THE TRUST PREFERRED SECURITIES


      The Trust may issue only one series of trust preferred securities and that series will have the terms described in the applicable prospectus supplement. The Declaration authorizes the regular trustees of the Trust to issue on behalf of the Trust one series of trust preferred securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have terms, including with respect to distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as described in the Declaration or made part of the Declaration by the Trust Indenture Act and which will mirror the terms of the subordinated debt securities held by the Trust and described in the applicable prospectus supplement.

      You must review the prospectus supplement relating to the trust preferred securities for specific terms, including:

     o      the distinctive designation of the trust preferred securities;

     o the number and the initial public offering price of trust preferred securities issued by the Trust;

     o the annual distribution rate (or method of determining such rate) for the trust preferred securities, the date or dates upon which the distributions will be payable and the date or dates from which distributions will accrue;

     o whether distributions on the trust preferred securities will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which the distributions on the trust preferred securities will be cumulative;

     o the amount or amounts which will be paid out of the assets of the Trust to the holders of trust preferred securities of the Trust upon voluntary or involuntary dissolution, winding-up or termination of the Trust;

     o the obligation, if any, of the Trust to purchase or redeem trust preferred securities issued by the Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, the trust preferred securities will be purchased or redeemed, in whole or in part, pursuant to such obligation;

     o the voting rights, if any, of the trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the Declaration of the Trust;

     o the terms and conditions, if any, upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

     o the right and/or obligation, if any, of the Company to redeem or purchase the trust preferred securities pursuant to any sinking fund or similar provisions or at the option of the holder of the trust preferred securities and the period or periods for which, the price or prices at which, and the terms and conditions upon which, the trust preferred securities will be redeemed or repurchased, in whole or in part, pursuant to such right and/or obligation;

     o the terms and conditions, if any, upon which the trust preferred securities may be converted into shares of the common stock of the Company, including the conversion price and the circumstances, if any, under which the conversion right will expire;

     o if applicable, any securities exchange upon which the trust preferred securities will be listed; and

     o any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the Trust not inconsistent with the Declaration or with applicable law.

      All trust preferred securities will be guaranteed by the Company to the extent described below under "Description of the Trust Preferred Securities Guarantees."

      Certain United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

      In connection with the issuance of trust preferred securities, the Trust will issue one series of common securities. The Declaration authorizes the regular trustees of the Trust to issue on behalf of the Trust one series of common securities. The common securities will have the terms relating to distributions, redemption, voting, liquidation rights or such restrictions as are described in the Declaration. Except for voting rights, the terms of the common securities issued by the Trust will be substantially identical to the terms of the trust preferred securities issued by the trust. The common securities will rank on a parity, and payments will be made on the common securities pro rata, with the trust preferred securities except that, upon an event of default under the Declaration, the rights of the holders of the common securities to payment for distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote to appoint, remove or replace any of the trustees of the Trust. All of the common securities of the Trust will be directly or indirectly owned by the Company.

Enforcement of Certain Rights by Holders of the Trust Preferred Securities

      If an event of default under the Declaration occurs and is continuing, then the holders of trust preferred securities will rely on the enforcement by the institutional trustee of its rights as a holder of the applicable series of subordinated debt securities against the Company. In addition, the holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee or to direct the exercise of any trust or power conferred upon the institutional trustee under the Declaration, including the right to direct the institutional trustee to exercise the remedies available to it as a holder of the subordinated debt securities.

      If the institutional trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities may institute a legal proceeding directly against the Company to enforce the institutional trustee's rights without first instituting any legal proceeding against the institutional trustee or any other person or entity. However, if an event of default under the Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the applicable series of subordinated debt securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of trust preferred securities of the Trust may directly institute a proceeding for enforcement of payment to the holder of the principal of or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder (a "Direct Action") on or after the respective due date. In connection with a Direct Action, the Company will be subrogated to the rights of such holder of trust preferred securities under the Declaration to the extent of any payment made by the Company to a holder of trust preferred securities in a Direct Action. This means that the Company will be entitled to payment of amounts that a holder of trust preferred securities receives in respect of an unpaid distribution that resulted in the bringing of the Direct Action to the extent that such holder receives or has already received full payment relating to such unpaid distribution from the Trust.

Information Concerning the Institutional Trustee

      Information concerning the relationship between the institutional trustee and the Company will be set forth in the prospectus supplement relating to the trust preferred securities.

Information Concerning the Delaware Trustee

      Information concerning the relationship between the Delaware trustee and the Company will be set forth in the prospectus supplement relating to the trust preferred securities.


          DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

      The guarantees with respect to the trust preferred securities will be executed and delivered by the Company for the benefit of the holders from time to time of trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. An institutional trustee will act as trustee under each guarantee for purposes of the Trust Indenture Act. Such trustee under each guarantee shall be referred to throughout this prospectus as the guarantee trustee. The terms of each guarantee will be as set forth in that guarantee and those made part of that guarantee by the Trust Indenture Act. The summary of the terms and provisions of the guarantees in this section does not claim to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. Each guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities of the Trust.

General

      Under each guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the trust preferred securities, the guarantee payments (as defined below), except to the extent paid by the Trust, as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or claim to have.

      The following guarantee payments with respect to trust preferred securities, to the extent not paid by the Trust, will be subject to the applicable guarantee (without duplication):

     o any accrued and unpaid distributions which are required to be paid on the trust preferred securities, to the extent the Trust has funds available for such payments;

     o the redemption price, including all accrued and unpaid distributions to the date of payment, to the extent the Trust has funds available for such payments with respect to any trust preferred securities called for redemption by the Trust; and

     o upon a voluntary or involuntary dissolution, winding-up or termination of the Trust, other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment to the extent the Trust has funds available for the payment and (b) the amount of assets of the Trust remaining available for distribution to holders of the trust preferred securities in liquidation of the Trust.

      The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued.

      The Company's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by the Company to the holders of trust preferred securities or by causing the Trust to pay such amounts to the holders.

      Each guarantee will not apply to any payment of distributions except to the extent the Trust has funds available for the payments. If the Company does not make interest payments on the subordinated debt securities purchased by the Trust, the Trust will not pay distributions on the trust preferred securities issued by it and will not have funds available for such a payment. The guarantee, when taken together with the Company's obligations under the subordinated debt securities, the subordinated indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to the common securities and trust preferred securities of the Trust, will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the trust preferred securities.

      The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the common securities to the same extent as the guarantees, except that upon an event of default under the subordinated indenture, holders of trust preferred securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Modification of the Guarantees; Assignment

      Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities (in which case no vote will be required), each guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the Trust. The manner of obtaining the approval of holders of the trust preferred securities will be described in the applicable prospectus supplement. All guarantees and agreements contained in a guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will benefit the holders of the outstanding trust preferred securities.

Termination

      Each guarantee will terminate as to the trust preferred securities issued by the Trust:

     o upon full payment of the redemption price of all trust preferred securities of the Trust;

     o upon distribution of the subordinated debt securities held by the Trust to the holders of the trust preferred securities of the Trust; or

     o upon full payment of the amounts payable under the Declaration upon liquidation of the Trust.

      Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the Trust must restore payment of any sums paid under the trust preferred securities or the guarantee.

Events of Default

      An event of default under a guarantee will occur upon the failure of the Company to perform any of its payment or other obligations under the guarantee.

      The holders of a majority in liquidation amount of the trust preferred securities relating to a guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under such trust preferred securities. If the guarantee trustee fails to enforce the guarantee, any holder of trust preferred securities relating to the guarantee may institute a legal proceeding directly against the Company to enforce the guarantee trustee's rights under the guarantee, without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity. However, if the Company has failed to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against the Company for enforcement of the guarantee for the payment. The Company waives any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against the Company.

Status of the Guarantees

      Unless otherwise provided in the applicable prospectus supplement, the guarantees with respect to the trust preferred securities of the Trust will constitute unsecured obligations of the Company and will rank (i) subordinate and junior in right of payment to certain other liabilities of the Company, as described in the prospectus supplement and (ii) on a parity with any guarantee now or hereafter entered into by the Company in respect of the Trust or any other similar financing vehicle sponsored by the Company.

      The terms of the trust preferred securities provide that each holder of trust preferred securities by acceptance of the trust preferred securities agrees to the subordination provisions and other terms of the guarantee as described in the applicable prospectus supplement.

      The guarantees will constitute a guarantee of payment and not of collection, meaning that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Guarantee Trustee

      Prior to the occurrence of a default with respect to a guarantee, the trust preferred guarantee trustee will undertake to perform only the duties that are specifically described in the guarantee and, after default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the guarantee trustee will be under no obligation to exercise any of the powers given it by a guarantee at the request of any holder of trust preferred securities, unless the guarantee trustee is offered reasonable indemnity against the costs, expenses and liabilities which it might incur in exercising the powers.

      Information concerning the relationship between the guarantee trustee and the Company will be set forth in the prospectus supplement relating to the trust preferred securities.

Governing Law

      The guarantees will be governed by and construed in accordance with the laws of the State of New York.

          EFFECT OF OBLIGATIONS UNDER THE TRUST PREFERRED SECURITIES
                GUARANTEE AND THE SUBORDINATED DEBT SECURITIES

      The sole purpose of the Trust is to issue the common securities and the trust preferred securities evidencing undivided beneficial ownership interests in the assets of the Trust and to invest the proceeds from the issuance and sale in a series of subordinated debt securities issued by the Company.

      As long as payments of interest and other payments are made when due on the subordinated debt securities, the payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

      o the aggregate principal amount of subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the common securities and the trust preferred securities;

      o the interest rate and the interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

      o the Company will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the Trust, other than with respect to the common securities and the trust preferred securities; and

      o the Declaration provides that the trustees of the Trust will not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

      Payments of distributions, to the extent funds are available, and other payments due on the trust preferred securities, to the extent funds are available, are guaranteed by the Company as and to the extent described under "Description of the Trust Preferred Securities Guarantees". If the Company does not make interest payments on the subordinated debt securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the trust preferred securities. The guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

      The guarantee covers the payment of distributions and other payments on the trust preferred securities only if and to the extent that the Company has made a payment of interest or principal on the subordinated debt securities held by the Trust as its sole asset. The guarantee, when taken together with the Company's obligations under the subordinated debt securities held by the Trust and the subordinated indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the common securities and trust preferred securities of the Trust), provide a full and unconditional guarantee on a subordinated basis of amounts due on the trust preferred securities.

      If the Company fails to make interest or other payments on the subordinated debt securities held by the Trust when due, taking account of any extension period, the Declaration provides a mechanism whereby the holders of the trust preferred securities may direct the institutional trustee to enforce its rights under those subordinated debt securities. If the institutional trustee fails to enforce its rights under those subordinated debt securities, a holder of trust preferred securities may institute a legal proceeding against the Company to enforce the institutional trustee's rights under the subordinated debt securities without first instituting any legal proceeding against the institutional trustee or any other person or entity. However, if an event of default under the Declaration has occurred and is continuing and such event is due to the failure of the Company to pay interest or principal on the subordinated debt securities held by the Trust on the date that interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of trust preferred securities may institute a Direct Action for payment on or after the respective due date.

      In connection with a Direct Action, the Company will be subrogated to the rights of such holder of trust preferred securities under the Declaration to the extent of any payment made by the Company to such holder of trust preferred securities in a Direct Action. The Company, under the guarantee, acknowledges that the guarantee trustee will enforce the guarantee on behalf of the holders of the trust preferred securities. If the Company fails to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the trust preferred securities may direct the guarantee trustee to enforce its rights under the guarantee. Any holder of trust preferred securities may institute a legal proceeding directly against the Company to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee, or any other person or entity.

      The Company and the Trust believe that the mechanisms and obligations described above, taken together, provide a full and unconditional guarantee by the Company on a subordinated basis of payments due on the trust preferred securities. See "Description of the Trust Preferred Securities Guarantees -- General."


                            PLAN OF DISTRIBUTION

      The securities offered under this prospectus may be sold in one or more of the following ways:

     o to underwriters for resale to the public or to institutional investors;

     o      directly to institutional investors; or

     o      through agents to the public or to institutional investors.

      The related prospectus supplements will set forth the terms of the offering of the securities including:

     o      the name or names of any underwriters or agents;

     o      the purchase price of such securities;

     o the proceeds to Norfolk Southern and/or the Trust from such sale;

     o any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation;

     o      any initial public offering price;

     o any discounts, concessions or commissions dealers receive from underwriters; and

     o      any securities exchanges on which the securities may be listed.

      If underwriters are used in the sale, the underwriters will acquire the securities for their own account, and they may resell the securities, from time to time, in one or more transactions, including negotiated transactions, either at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may receive compensation from Norfolk Southern and/or the Trust in the form of discounts or commissions, and to the extent they act as agents, they may also receive commissions from the purchasers of securities. Underwriters also may sell securities to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters, and to the extent they act as agents, commissions from the purchasers of securities.

      Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

      Underwriters and agents may be entitled, under agreements entered into with Norfolk Southern and/or the Trust, to be indemnified by Norfolk Southern and/or the Trust against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the"Securities Act") or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for Norfolk Southern and/or the Trust and their affiliates in the ordinary course of business.

      Other than Norfolk Southern common stock which is listed on the NYSE, each series of securities will be a new issue of securities and will have no established trading market. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. Any underwriters to whom securities are sold by Norfolk Southern and/or the Trust for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than common stock, may or may not be listed on a national securities exchange.


                               LEGAL OPINIONS

      Joseph C. Dimino, General Counsel - Corporate for Norfolk Southern (or another senior corporate counsel designated by the Company) will pass upon the validity of the common stock, preferred stock, depositary shares and debt securities for Norfolk Southern. Skadden, Arps, Slate, Meagher & Flom LLP, New York will pass upon the validity of the trust preferred securities for the Trust and upon certain United States federal income taxation matters for Norfolk Southern and the Trust. The counsel named in the applicable prospectus supplement will pass upon the validity of the securities for any underwriter. Mr. Dimino, as General Counsel - Corporate for Norfolk Southern, participates in various employee benefit and incentive plans, including stock option plans, offered to employees of Norfolk Southern.


                                  EXPERTS

      KPMG LLP, independent certified public accountants, audited Norfolk Southern Corporation's consolidated financial statements and related schedule as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, as indicated in their report. All of these documents have been incorporated by reference into this prospectus and elsewhere in the registration statement in reliance on the report of KPMG LLP and upon their authority as experts in auditing and accounting. The consolidated financial statements of Conrail Inc. as of December 31, 2000 and 1999, and for each of the years in the two-year period ended December 31, 2000, appearing in the Annual Report on Form 10-K of Norfolk Southern Corporation for the year ended December 31, 2000, have been incorporated by reference into this prospectus and elsewhere in the registration statement in reliance on the report of KPMG LLP and Ernst & Young LLP, both independent certified public accountants, given on the authority of said firms, as experts in auditing and accounting.

      The consolidated statements of income, of stockholders' equity and of cash flows of Conrail Inc. and subsidiaries for the year ended December 31, 1998 incorporated in this prospectus and elsewhere in the registration statement by reference to the Annual Report on Form 10-K of Norfolk Southern Corporation for the year ended December 31, 2000 which includes such financial statements of Conrail Inc. in Exhibit 99, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      The following table sets forth the expenses to be borne by Norfolk Southern in connection with the offerings described in this registration statement. All such expenses, other than the Securities and Exchange Commission registration fee, are estimates.

Securities and Exchange Commission Registration Fee........... $   250,000
Transfer Agents, Trustees and Depositary's Fees and Expenses.. $    75,000
Printing and Engraving Fees and Expenses...................... $   100,000
Accounting Fees and Expenses.................................. $   250,000
Legal Fees, Blue Sky Fees and Expenses........................ $   600,000
Rating Agency Fees and Expenses............................... $   100,000
Miscellaneous (including Listing Fees, if applicable)......... $    15,000
                                                                  --------
Total......................................................... $ 1,390,000
                                                                 =========

Item 15.  Indemnification of Directors and Officers

      The Virginia Stock Corporation Act (the "Virginia Act") provides, in general, for the indemnification of Norfolk Southern's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 13.1-697 and 13.1-702 of the Virginia Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful.

      Article VI of Norfolk Southern's Restated Articles of Incorporation provides, in general, for mandatory indemnification of directors and officers (including former directors and officers), to the fullest extent permitted by Virginia law, against liability incurred by them in proceedings by third parties, or by or on behalf of Norfolk Southern itself, by reason of the fact that such person is, or was, a director or officer of Norfolk Southern, or is, or was, serving at the request of Norfolk Southern as a director, officer, employee, agent or otherwise of another corporation. However, the Virginia Act does not permit indemnity for willful misconduct or for a knowing violation of the criminal law.

      Article VI of Norfolk Southern's Restated Articles of Incorporation also provides that in every instance, and to the fullest extent, permitted by Virginia corporate law in effect from time to time, Norfolk Southern directors and officers (including former directors and officers) shall not be liable to Norfolk Southern or its shareholders. Under current Virginia law, this provision cannot limit liability for willful misconduct or for a knowing violation either of the criminal law or of any federal or state securities law.

      Norfolk Southern directors and officers are covered by certain policies providing directors' and officers' liability insurance. In general, the insurers are obliged to make payments under these policies only if Norfolk Southern may indemnify a director or officer and does not or cannot do so. The policies are issued on a "claims made" basis, and apply as well to service performed by such individuals at the direction of Norfolk Southern as a director, officer, employee, agent or otherwise of another corporation.

      In the distribution and underwriting agreements, filed or to be filed as Exhibits 1.1-1.2 hereto, underwriters and agents will agree to indemnify, under certain conditions, Norfolk Southern, its directors, certain of its officers and persons who control Norfolk Southern within the meaning of the Securities Act against certain liabilities.

      The Declaration limits liability to the Trust and certain persons and provides for the indemnification by the Trust or Norfolk Southern of trustees, their officers, directors and employees and certain other persons.

Item 16.  Exhibits

      The following is a list of all exhibits filed as a part of this registration statement on Form S-3:

Exhibit
Number            Description of Exhibits

1.1 Form of Distribution Agreement; incorporated by reference to Exhibit 1 to Norfolk Southern Corporation's Registration Statement on Form S-3 (No. 33-38595).

1.2 Forms of Underwriting Agreements with respect to each series of securities registered hereunder and issued pursuant hereto will be filed as an exhibit to a Current Report of Norfolk Southern
      Corporation on Form 8-K and incorporated herein by reference.

4.1 Senior Indenture, dated January 15, 1991, between Norfolk Southern Corporation's and U.S. Bank Trust National Association, formerly known as First Trust of New York, National Association, as successor to the trustee; incorporated by reference to Exhibit 4 to Norfolk Southern Corporation's Registration Statement on Form S-3 (No. 33-38595).

4.2 Form of Subordinated Indenture between Norfolk Southern Corporation and U.S. Bank Trust National Association, formerly known as First Trust of New York, National Association, as trustee; incorporated by reference to Exhibit 4.2 to Norfolk Southern Corporation Registration Statement on Form S-3 (No. 333-20203).

4.3 The form or forms of securities with respect to each particular series of securities registered hereunder and issued pursuant hereto will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

4.4 The form of any certificate of designation, or other similar document, with respect to any preferred stock registered hereunder and issued pursuant hereto will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

4.5 Form of Depositary Agreement for depositary shares, with respect to any particular series of depositary shares offered pursuant hereto, will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

4.6 Rights Agreement, dated as of September 26, 2000, between Norfolk Southern Corporation and The Bank of New York; incorporated by reference to Exhibit 4 to the Current Report on Form 8-K of Norfolk Southern Corporation, dated September 26, 2000.

4.7   Certificate of Trust of Norfolk Southern Capital Trust I.

4.8   Declaration of Trust of Norfolk Southern Capital Trust I.

4.9 Form of Amended and Restated Declaration of Trust to be used in connection with the issuance of the trust preferred securities will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

4.10 Form of Guarantee with respect to the trust preferred securities will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

5.1 Opinion of Joseph C. Dimino, Esq., General Counsel - Corporate of Norfolk Southern Corporation, will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

5.2 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain federal tax matters will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

12.1  Computation of Ratio of Earnings to Fixed Charges.

23.1 Consent of Joseph C. Dimino, Esq., General Counsel - Corporate of Norfolk Southern Corporation (included in Exhibit 5.1).

23.2  Consent of KPMG LLP.

23.3  Consent of KPMG LLP and Ernst & Young LLP.

23.4  Consent of PricewaterhouseCoopers LLP.

23.5  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
      Exhibit 5.2).

23.6  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
      Exhibit 8.1).

24.1  Powers of Attorney (see signature page).

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank Trust National Association, formerly known as First Trust of New York, National Association, as successor to the trustee, with respect to the senior indenture, and as trustee, with respect to the subordinated indenture.

25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the property trustee under the Amended and Restated Declaration of Trust will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the guarantee trustee under the trust guarantee pertaining to Norfolk Southern Capital Trust I will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

Item 17.  Undertakings

      Each of the undersigned registrants hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (5) That, (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (6) Each of the undersigned registrants hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth in Item 15, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, in the Commonwealth of Virginia on March 29, 2001.

                              NORFOLK SOUTHERN CORPORATION

                              By   /s/ David R. Goode
                                  --------------------------------
                                  Name:   David R. Goode
                                  Title: Chairman, President and
                                          Chief Executive Officer



                             POWER OF ATTORNEY

      Each person whose signature appears below hereby authorizes J. Gary Lane, Henry C. Wolf and W. J. Romig, and each and any one of them, as attorneys-in-fact and agents, with full powers of substitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                       Title                       Date
------------------------      ------------------------      ------------------

  /s/ David R. Goode          Chairman, President and         March 29, 2001
------------------------
David R. Goode                Chief Executive Officer and
                              Director (Principal Executive
                              Officer)

  /s/ Henry C. Wolf           Vice Chairman and Chief         March 29, 2001
------------------------
Henry C. Wolf                 Financial Officer (Principal
                              Financial Officer)

  /s/ John P. Rathbone        Senior Vice President and       March 29, 2001
----------------------
John P. Rathbone              Controller (Principal
                              Accounting Officer)

  /s/ Gerald L. Baliles       Director                        March 29, 2001
-----------------------
Gerald L. Baliles

 /s/ Carroll A. Campbell, Jr. Director                        March 29, 2001
----------------------------
Carroll A. Campbell, Jr.

  /s/ Gene R. Carter          Director                        March 29, 2001
--------------------
Gene R. Carter

  /s/ Alston D. Correll       Director                        March 29, 2001
-----------------------
Alston D. Correll

  /s/ Landon Hilliard         Director                        March 29, 2001
---------------------
Landon Hilliard

  /s/ Steven F. Leer          Director                        March 29, 2001
--------------------
Steven F. Leer

  /s/ Jane Margaret O'Brien   Director                        March 29, 2001
---------------------------
Jane Margaret O'Brien

  /s/ Harold W. Pote          Director                        March 29, 2001
--------------------
Harold W. Pote



                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, in the Commonwealth of Virginia on March 29, 2001.

                                          NORFOLK SOUTHERN CAPITAL TRUST I


                                          By:  /s/ William J. Romig
                                               ------------------------------
                                                  Name: William J. Romig
                                                  Title:  Regular Trustee


                                          By:  /s/ John P. Rathbone
                                               ------------------------------
                                                  Name: John P. Rathbone
                                                  Title:  Regular Trustee



                               EXHIBIT INDEX

1.1 Form of Distribution Agreement; incorporated by reference to Exhibit 1 to Norfolk Southern Corporation's Registration Statement on Form S-3 (No. 33-38595).

1.2 Forms of Underwriting Agreements with respect to each series of securities registered hereunder and issued pursuant hereto will be filed as an exhibit to a Current Report of Norfolk Southern
      Corporation on Form 8-K and incorporated herein by reference.

4.1 Senior Indenture, dated January 15, 1991, between Norfolk Southern Corporation's and U.S. Bank Trust National Association, formerly known as First Trust of New York, National Association, as successor to the trustee; incorporated by reference to Exhibit 4 to Norfolk Southern Corporation's Registration Statement on Form S-3 (No. 33-38595).

4.2 Form of Subordinated Indenture between Norfolk Southern Corporation and U.S. Bank Trust National Association, formerly known as First Trust of New York, National Association, as trustee; incorporated by reference to Exhibit 4.2 to Norfolk Southern Corporation Registration Statement on Form S-3 (No. 333-20203).

4.3 The form or forms of securities with respect to each particular series of securities registered hereunder and issued pursuant hereto will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

4.4 The form of any certificate of designation, or other similar document, with respect to any preferred stock registered hereunder and issued pursuant hereto will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

4.5 Form of Depositary Agreement for depositary shares, with respect to any particular series of depositary shares offered pursuant hereto, will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

4.6 Rights Agreement, dated as of September 26, 2000, between Norfolk Southern Corporation and The Bank of New York; incorporated by reference to Exhibit 4 to the Current Report on Form 8-K of Norfolk Southern Corporation, dated September 26, 2000.

4.7   Certificate of Trust of Norfolk Southern Capital Trust I.

4.8   Declaration of Trust of Norfolk Southern Capital Trust I.

4.9 Form of Amended and Restated Declaration of Trust to be used in connection with the issuance of the Trust Preferred Securities will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

4.10 Form of Guarantee with respect to the Trust Preferred Securities will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

5.1 Opinion of Joseph C. Dimino, Esq., General Counsel - Corporate of Norfolk Southern Corporation will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

5.2 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain federal tax matters will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

12.1  Computation of Ratio of Earnings to Fixed Charges.

23.1 Consent of Joseph C. Dimino, Esq., General Counsel - Corporate of Norfolk Southern Corporation (included in Exhibit 5.1).

23.2  Consent of KPMG LLP.

23.3  Consent of KPMG LLP and Ernst & Young LLP.

23.4  Consent of PricewaterhouseCoopers LLP.

23.5  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
      Exhibit 5.2).

23.6  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
      Exhibit 8.1).

24.1  Powers of Attorney (see signature page).

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank Trust National Association, formerly known as First Trust of New York, National Association, as successor to the trustee, with respect to the senior indenture, and as trustee, with respect to the subordinated indenture.

25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the property trustee under the Amended and Restated Declaration of Trust will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.

25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the guarantee trustee under the trust guarantee pertaining to Norfolk Southern Capital Trust I will be filed as an exhibit to a Current Report of Norfolk Southern Corporation on Form 8-K and incorporated herein by reference.



                                EXHIBIT 4.7


                            CERTIFICATE OF TRUST

            The undersigned, the trustees of NORFOLK SOUTHERN CAPITAL TRUST I, desiring to form a business trust pursuant to Delaware Business Trust Act, 12 Del. Code ss. 3810, hereby certify as follows:

            i. The name of the business trust being formed hereby is "Norfolk Southern Capital Trust I." (the "Trust").

            ii. The name and business address of the trustee of the Trust which has its principal place of business in the State of Delaware is as follows:

                  U.S. Bank Trust National Association
                  300 Delaware Avenue
                  Suite 812
                  Wilmington, DE 19801

            iii. This Certificate of Trust shall be effective as of the date of filing.

Dated:            March 28, 2001

                                                /s/ William J. Romig
                                                -----------------------------
                                          Name:  William J. Romig
                                          Title:  Regular Trustee

                                                /s/ John P. Rathbone
                                                ------------------------------
                                          Name:  John P. Rathbone
                                          Title:  Regular Trustee

                                                /s/ Henry C. Wolf
                                                -------------------------------
                                          Name: Henry C. Wolf
                                          Title:  Regular Trustee

                                          U.S. Bank Trust National Association,
                                          as Delaware Trustee

                                          By:   /s/ Patrick J. Crowley
                                              -----------------------------
                                          Name:  Patrick J. Crowley
                                          Title:  Vice President